    Exhibit 5.12

CONSENT OF EXPERT

August 26, 2019

Eldorado Gold Corporation

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: Eldorado Gold Corporation

I, Richard Miller, do hereby consent to:

(1)
the filing of the written disclosure regarding the description of mineral reserves of the Perama Hill and Kisladag properties (the “Technical Disclosures”), in relation to the Annual Information Form of Eldorado Gold Corporation (the “Company”) for the period ended December 31, 2018 (the “AIF”);

(2)
the Technical Disclosures contained in or incorporated by reference into the Company’s Form F-10 Registration Statement (the “Form F-10”), being filed with the United States Securities and Exchange Commission and any amendments thereto;

(3)
the use of my name in the AIF and Form F-10; and

(4)
the incorporation by reference of the AIF into the Form F-10.

By:	/s/ Richard Miller
Richard Miller, P.Eng Eldorado Cold Corporation Director, Mine Engineering (Open Pit)